Exhibit 10.2

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), dated as of November 5, 2018 and effective as of October 22, 2018 (the “Effective Date”), is by and among United Natural Foods, Inc., a Delaware corporation (the “Company”) and Sean F. Griffin (the “Employee”).

W I T N E S S E T H:

WHEREAS, the Company desires to appoint Employee to act as the Chief Executive Officer of SuperValu, Inc., a subsidiary of the Company (“SuperValu”), upon the terms and conditions contained in this Agreement; and

WHEREAS, Employee desires to serve in such capacity, upon the terms and conditions contained in the Agreement;

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises and covenants set forth below and other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Employee do hereby agree as follows:

1.                                      Employment; Position; Duties; Full-Time Status.

1.1                               Position. The Company hereby agrees to employ the Employee as the Chief Executive Officer of SuperValu, upon the terms and subject to the conditions set forth herein.

1.2                               Duties. The Employee shall perform and discharge faithfully the duties and responsibilities which may be assigned to the Employee from time to time in connection with the conduct of the Company’s business. The Employee shall report to the Chief Executive Officer of United Natural Foods, Inc. (the “Company Chief Executive Officer”).

1.3                               Full-Time Status. In addition to the duties and responsibilities specifically assigned to the Employee pursuant to Section 1.2 hereof, the Employee shall:

(a)                                 subject to Section 1.4, devote substantially all of his time, energy and skill during regular business hours to the performance of the duties of his employment (reasonable vacations and reasonable absences due to illness excepted) and faithfully and industriously perform such duties;

(b)                                 diligently follow and implement all lawful management policies and decisions communicated to the Employee by the Company Chief Executive Officer; and

(c)                                  timely prepare and forward to the Company Chief Executive Officer all reports and accountings as may be requested of the Employee.

1.4                               Permitted Activities. The Employee shall devote substantially all of his entire business time, attention and energies to the business of the Company and its Affiliates and shall not during the Term be engaged (whether or not during normal business hours) in any other significant business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage, but as long as the following activities do not interfere with the Employee’s obligations to the Company, this shall not be construed as preventing the Employee from:

(a)                                 investing his personal assets in any manner which will not require any services on the part of the Employee in the operation or affairs of the entity and in which the Employee’s participation is solely that of an investor; provided that such investment activity following the date hereof shall not result in his owning beneficially at any time any equity securities of any business that is materially competitive with the business of the Company as determined from time to time by the Nominating and Governance Committee of the Company’s Board of Directors; or

(b)                                 participating in civic and professional affairs and organizations and conferences, preparing or publishing papers or books, teaching or serving on the board of directors of no more than one other entity approved by the Company’s Board of Directors and that is not engaged in business that is competitive with the business of the Company so long as any such activity does not interfere with the ability of the Employee to effectively discharge his duties hereunder; provided further, that the Board of Directors of the Company may direct the Employee in writing to resign from any such organization and/or cease such activities should the Board of Directors of the Company reasonably conclude that continued membership and/or activities of the type identified would not be in the best interests of the Company. It is agreed that the activities that the Employee is conducting at the time of this Agreement, and any substitute activities that are similar in scope and extent, are permitted for purposes of this Section 1.4.

2.                                      Term. Subject to the provisions of termination as hereinafter provided, the initial term of the Employee’s employment under this Agreement shall begin on the Effective Date and shall continue for three years thereafter (the “Initial Period”).  Following the Initial Period, the term will automatically renew for one year periods unless either party notifies the other party of nonrenewal at least 90 days prior to the end of the Initial Period or such one year period (the Initial Period and any subsequent renewal periods, the “Term”).

3.                                      Compensation.

3.1                               Base Salary. Until termination of the Employee’s employment with the Company pursuant to this Agreement, the Company shall pay the Employee a base salary (“Base Salary”) of at least Nine Hundred Thirty Thousand Dollars ($930,000) per annum, which shall be payable to the Employee in regular installments in accordance with the Company’s general payroll policies and practices.  The Board of Directors, or the Compensation Committee thereof (the “Committee”), shall review the Employee’s Base Salary annually during the period of employment hereunder and, in its sole discretion, may increase, but not decrease, such Base Salary from time to time.

3.2                               2019 Performance-Based Criteria.  The Employee’s outstanding performance stock units with performance periods covering the Company’s 2019 fiscal year beginning on July 29, 2018 and ending on August 3, 2019, including any multi-year awards, shall be adjusted to reflect the Company’s acquisition of SuperValu as determined by the Committee in its discretion.

3.3                               Incentive Compensation.  The Employee shall be entitled to participate in all compensation plans or programs for which any salaried employees of the Company with similar titles or levels of responsibilities are eligible under any existing or future plan or program established by the Company for salaried employees.  Without limiting the generality of the foregoing, during the Term, the Employee will be eligible to participate in the Annual Cash Incentive Plan (“AIP”) and Long-term Incentive Plan (“LTIP”) offered by the Company to its senior management with potential incentive opportunities no less favorable than those available to other senior executive officers. The Employee shall be eligible to receive cash incentive compensation annually pursuant to the AIP based upon the achievement of performance criteria established by the Committee, with the actual amount of any such compensation paid to be determined in the sole discretion of the Committee as determined in accordance with the applicable plan.  The amount of the cash incentive compensation the Employee shall be eligible to receive pursuant to the AIP or a successor plan at target level of performance shall be established annually by the Committee and shall not be less than one-hundred-twenty-five percent (125%) of the Employee’s Base Salary paid to the Employee during the applicable performance period.  The amount of the annual equity grants the Employee shall be eligible to receive pursuant to the LTIP or a successor plan at target level of performance shall be established annually by the Committee and shall not be less than two-hundred-fifty percent (250%) of the Employee’s Base Salary paid to the Employee during the applicable performance period.  Nothing in this Agreement shall preclude the Company from amending or terminating any of the plans or programs applicable to salaried employees as long as such amendment or termination is applicable to all salaried employees.

3.4                               Benefit Plans. During the Term, the Employee shall be entitled to participate in all employee benefit plans or programs (including deferred compensation and equity plans and programs, but excluding any severance or change in control severance plans or programs) for which any similarly situated salaried employees of the Company are eligible under any existing or future plan or program established by the Company for salaried employees. The Employee will participate to the extent permissible under the terms and provisions of such plans or programs in accordance with program provisions. Nothing in this Agreement shall preclude the Company from amending or terminating any of the plans or programs applicable to salaried employees as long as such amendment or termination is applicable to all salaried employees.

3.5                               Paid Leave.  The Employee shall be entitled to paid leave in accordance with the Company’s policies in effect from time to time; provided that Employee shall be entitled to at least four weeks of paid leave per fiscal year.  The use of the Employee’s paid leave shall be determined in accordance with the Company’s paid leave policy as in effect from time to time.

3.6                               Expenses Incurred in Performance of Duties. The Company shall pay or promptly reimburse the Employee for all reasonable travel and other business expenses incurred by the Employee in the performance of the Employee’s duties under this Agreement in accordance with the Company’s policies in effect from time to time with respect to business expenses. All expenses eligible for reimbursements described in this Agreement must be incurred by the Employee during the Term of this Agreement to be eligible for reimbursement. The Employee shall, as a condition of any such reimbursement, submit verification of the nature and amount of such expenses in accordance with the Company’s reimbursement policies.

3.7                               Withholdings. All compensation payable hereunder shall be subject to all applicable withholding for federal income taxes, FICA and all other applicable federal, state and local withholding requirements.

3.8                               Recoupment of Incentive Compensation. In the event that the Company’s Board of Directors determines (in its sole discretion but acting in good faith) that (i) the Employee has violated any portions of Section 5, (ii) any of the Company’s financial statements are required to be restated resulting from fraud attributable to the Employee or (iii) any amount of compensation was based upon financial results later found to be materially inaccurate, then (a) the Company may recover or refuse to pay any bonus or incentive compensation paid or granted to the Employee (including, without limitation, amounts paid in respect thereof pursuant to Section 4.4), and (b) the Company may prohibit the Employee from exercising all options with respect to stock of the Company, or may recover all or any portion of the gain realized by the Employee from (1) such options exercised, (2) the vesting of any equity award received from the Company or (3) the sale of any equity award received from the Company, in each case in the twelve (12) month period immediately preceding any violation of Section 5 or any restatement of financial statements, or in the periods following the date of any such violation or restatement. In addition, the Company may pursue any remedies available pursuant to any policy of recoupment of incentive compensation that may be adopted by the Company’s Board of Directors from time to time. Unless otherwise provided in any such policy of recoupment, the amount to be recovered shall be equal to the excess of the amount paid out (on a pre-tax basis) over the amount that would have been paid out had such financial results or performance metrics been fairly stated at the time the payout was made. The payment shall be made in such manner and on such terms and conditions as may be required by the Company. If the Employee fails to return such compensation promptly, the Employee agrees that the amount of such compensation may be deducted from any and all other compensation owed to the Employee by the Company, to the extent permitted by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), if applicable. The Employee acknowledges that the Company may engage in any legal or equitable action or proceeding in order to enforce the provisions of this Section 3.8. The provisions of this Section 3.8 shall be modified to the extent, and remain in effect for the period, required by applicable law, and shall be modified without consent of the Employee to become consistent with applicable law, including, without limitation, any rules or regulations adopted implementing the clawback or recoupment requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any policy of the Company adopted by its Board of Directors relating to recoupment or clawback of compensation, whether adopted before or after the date hereof. The Company shall be entitled, at its election, to set off against the amount of any such payment any amounts otherwise owed to the Employee by the Company.

4.                                      Termination of Agreement.

4.1                               General. During the Term of this Agreement, the Company may, at any time and in its sole discretion, terminate the Employee’s employment and this Agreement with Cause, subject to any prior notice requirements of Section 4.2 of this Agreement or, upon thirty (30) days prior written notice from the Board of Directors of the Company, without Cause, and the Employee may, at any time and in his sole discretion, resign from his employment with the Company and terminate this Agreement, subject to any prior notice requirements of Section 4.3 of this Agreement, if applicable (any such date of termination, the “Termination Date”).

4.2                               Effect of Termination with Cause. If the Employee’s employment with the Company shall be terminated by the Company with Cause during the Term of this Agreement the Company shall pay in a cash lump sum within ten (10) days of the Termination Date to the Employee (i) the Base Salary earned through the Termination Date, (ii) accrued and unpaid vacation as of the Termination Date, (iii) reimbursement for any amounts due to the Employee pursuant to Section 3.6 and (iv) at such time as it would have been paid if the Employee had not been terminated, any cash incentive compensation earned as of the Termination Date in respect of the prior fiscal year which has not been paid as of the Termination Date (collectively such unpaid Base Salary, reimbursements, accrued vacation and earned incentive compensation, the “Accrued Amounts”), and the Company shall not have any further obligations to the Employee under this Agreement except those required to be provided by law. For purposes of this Agreement, “Cause” shall mean termination of the Employee’s employment with the Company due to (1) conviction of the Employee under applicable law of any felony or any misdemeanor involving moral turpitude, (2) unauthorized acts intended to result in the Employee’s personal enrichment at the material expense of the Company or its reputation, (3) any violation of the Employee’s duties or responsibilities to the Company which constitutes willful misconduct or dereliction of duty or (4) material breach of Sections 1.4 and 5.1 of this Agreement by the Employee, provided however, that in the case of circumstances described in this Section 4.2, the nature of the circumstances shall be set forth with reasonable particularity in a written notice to the Employee approved by a majority of the membership of the Board of Directors of the Company. The Employee shall have twenty (20) business days following delivery of such written notice to cure such alleged breach, provided that such breach is, in the reasonable discretion of the Board of Directors of the Company, susceptible to a cure and provided further that delivery of such written notice shall have been approved by a majority of the members of the Board of Directors of the Company.

4.3                               Resignation by the Employee.  If the Employee resigns without Good Reason the Company shall pay to the Employee the Accrued Amounts in a cash lump sum within ten (10) days of the Termination Date and the Company shall not have any further obligations to the Employee under this Agreement except those required to be provided by applicable law.  For purposes of this Agreement, “Good Reason” shall mean without the Employee’s express written consent, the occurrence of any one or more of the following: (1) the assignment of the Employee to duties materially adversely inconsistent with his duties as of the date hereof; (2) a material reduction in the Employee’s title, executive authority or reporting status, including failure of the Company to appoint Employee as the Company’s Chief Executive Officer; (3) a relocation more than 50 miles from the Employee’s then current place of employment, which principle place of employment as of the date hereof shall include Providence, Rhode Island and Minneapolis, Minnesota; (4) a reduction by the Company in the Employee’s Base Salary, or a failure of the Company to pay or cause to be paid any compensation or benefits when due or under the terms of any plan established by the Company and failure to restore such Base Salary or make such payments within five (5) days of receipt of notice from the Employee, (5) failure to include the Employee in any new employee benefit plans proposed by the Company or a material reduction in the Employee’s level of participation in any benefit plans of the Company; provided that a Company-wide reduction or elimination of such plans shall not give rise to a “Good Reason” termination; (6) a material breach of this Agreement by the Company; or (7) the failure of the Company to obtain a satisfactory agreement from any successor to the Company with respect to the ownership of substantially all the stock or assets of the Company to assume and agree to perform the terms of this Agreement, provided that, in each case, (A) within sixty (60) days of the initial occurrence of the specified event the Employee has given the Company written notice giving the Company at least thirty (30) days to cure the Good Reason, (B) the Company has not cured the Good Reason within the (30) thirty day period and (C) the Employee resigns within ninety (90) days from the initial occurrence of the event giving rise to the Good Reason and provided further that the Employee’s compensation and benefits may be provided by the Company or SuperValu, as determined by the Company in its discretion.

4.4                               Effect of Termination without Cause or Resignation for Good Reason.

(a)                                 If the Employee’s employment with the Company is terminated by the Company without Cause or if the Employee resigns for Good Reason: (i) the Company shall pay to the Employee the Accrued Amounts in a cash lump sum within ten (10) days of the Termination Date; and (ii) so long as the Employee complies with Sections 4.4(b), 5.1 and 5.2 of this Agreement, the Company shall (A) pay to the Employee an amount equal to one (1) times (x) the greater of the Employee’s Base Salary as stated in Section 3.1, or the Employee’s Base Salary, as in effect on the Termination Date, and (y) the Employee’s annual cash incentive bonus at target levels of performance under the applicable annual cash incentive plan approved by the Committee for the fiscal year in which the Termination Date occurs, payable in pro rata installments over a period of two years following the Termination Date (the “Severance Payment Period”), commencing on the first payroll period (the “Initial Payment”) occurring on or after the 60th day (but no later than the earlier of March 15th of the calendar year, or the 90th day) following the Termination Date (the “Severance Delay Period”), (B) pay to the Employee a pro rata annual cash incentive bonus based on the number of full calendar months elapsed in the fiscal year of termination and the Company’s actual performance for such fiscal year, paid at such time as it would have been paid if the Employee had not been terminated and (C) cause (I) stock options awarded to the Employee under any Equity Plan not previously exercisable and vested which would otherwise become exercisable by the next anniversary date following the Termination Date to become fully vested and exercisable and (II) restricted stock (including, for purposes of clarification, restricted stock units settled in shares of common stock) and performance-based vesting equity awards (including, for purposes of clarification, performance-based restricted stock units settled in shares of common stock) granted to Employee under any Equity Plan which is still subject to restrictions that would have otherwise vested or had restrictions thereon removed by the next anniversary date following the Termination Date to become vested, payable and/or have any restrictions thereon removed, as the case may be, with respect to any performance-based vesting equity awards based on performance at the greater of target or actual levels of performance for the fiscal year in which the Employee’s employment is terminated, however, with respect to awards granted prior to the date of this Agreement, only if the Committee shall determine that any performance metric applicable to the award for purposes of the rules and regulations adopted under Section 162(m) of the Code (such metric, the “Performance Award Gateway Metric”) shall have been met with respect to such fiscal year, which performance-based vesting equity awards shall be paid or settled to the Employee upon the later to occur of (y) the third business day following the last day of the Severance Delay Period and (z) the third business day following the date the Committee determines that the applicable performance criteria has been achieved (such later date, the “Performance Award Severance Payment Date”).  The Initial Payment shall include payment for any payroll periods which occur during the Severance Delay Period, and the remaining payments shall continue for the remainder of the Severance Payment Period and on the same terms and with the same frequency as the Employee’s Base Salary was paid prior to such termination.  Payments pursuant to this Section 4.4 shall be in lieu of any other severance benefits that the Employee may be eligible to receive under the Company’s or any of the Company’s Affiliates’ benefit plans or programs.  For the avoidance of doubt, settlement of any restricted stock units (including any performance units), the vesting of which is accelerated pursuant to this Section 4.4(a), shall occur upon vesting pursuant to this Section 4.4(a), subject to any previous legally binding deferral election regarding such units. In addition, if the Employee’s employment with the Company is terminated by the Company without Cause or if the Employee resigns for Good Reason, the Company will pay the Employee a lump sum amount equal to $35,000 (the “COBRA Amount”) that the Employee may use to procure group health plan coverage for himself and his eligible dependents or otherwise. If the Employee desires to elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), it shall be the sole responsibility of the Employee (and/or other family members who are qualified beneficiaries, as described in the COBRA election notice, and who desire COBRA continuation coverage) to timely elect COBRA continuation coverage and timely make all applicable premium payments therefore. The Employee acknowledges that the COBRA Amount is taxable to the Employee and that the payment of the COBRA Amount shall only be made to the extent that the payment of the COBRA Amount would not result in any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010 as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable) (collectively, such laws, the “PPACA”).  Should the Company be unable to pay the COBRA Amount without triggering an excise tax under the PPACA, the Company and the Employee shall use reasonable efforts to provide a benefit to the Employee which represents the economic equivalent of the COBRA Amount and which does not result in an excise tax on the Company under the PPACA, which benefit shall be paid in a lump sum.

(b)                                 As a condition to receiving the payments provided for in clause (ii) of Section 4.4(a) and clauses (ii), (iii) and (iv) of Section 4.4(c), the Employee agrees to sign and deliver to the Company a release in form and substance reasonably satisfactory to the Company and the Employee and delivered to the Employee within five (5) business days of the Termination Date, which must become effective within sixty (60) days following the Termination Date.  Notwithstanding the foregoing, the Employee shall not be required to release (i) any rights the Employee has under this Agreement, (ii) any rights that Employee has pursuant to any plan, program or agreement subject to the Employee Retirement Security Act of 1974, as amended, (iii) any rights pursuant to any incentive or compensation plans of the Company or its Affiliates, any Equity Plan or any rights pursuant to any award agreements issued pursuant to any incentive or compensation plan of the Company or its Affiliates or any Equity Plan, (iv) any rights the Employee and his beneficiaries may have to continued medical coverage under the continuation coverage provisions of the Code, the Employee Retirement Income Security Act of 1974 or applicable state law or (v) any rights the Employee may have to indemnification under state or other law or the Certificate of Incorporation or by-laws of the Company and its Affiliated companies, or under any indemnification agreement with the Company or under any insurance policy providing directors’ and officers’ coverage for any lawsuit or claim relating to the period when the Employee was a director or officer of the Company or any Affiliated company.

(c)                                  If the Employee’s employment with the Company is terminated by the Company without Cause or if the Employee resigns for Good Reason, and such termination or resignation takes place on or within two (2) years after the Change in Control Date, then, in lieu of the compensation and benefits set forth in Section 4.4(a) hereof, and subject to any limitation imposed under applicable law and Sections 4.4(b) and 4.4(e) of this Agreement, so long as the Employee complies with Sections 4.4(b), 5.1 and 5.2 of this Agreement, (i) the Company shall pay to the Employee the Accrued Amounts in a cash lump sum within ten (10) days of the Termination Date; (ii) the Company shall pay to the Employee a lump sum payment equal to (x) 2.5 times the greater of the Employee’s Base Salary as stated in Section 3.1 or the Employee’s Base Salary as in effect on the Termination Date, plus (y) an amount equal to 2.5 times the Employee’s annual cash incentive payment payable to the Employee based on performance at target levels of performance for the fiscal year in which the Employee’s employment is terminated, which shall be paid within sixty (60) days of such termination or resignation; (iii) the Company shall pay to the Employee a pro rata annual cash incentive bonus based on the number of full calendar months elapsed in the fiscal year of termination and actual performance for such fiscal year, which shall be paid at such time as it would have been paid if the Employee had not been terminated, and (iv) any and all unvested and unexercised stock options, restricted stock, restricted stock units and performance-based vesting equity awards awarded to the Employee under any Equity Plan as of the Termination Date shall be treated in accordance with the applicable award agreement evidencing such equity-based awards and any applicable election forms related thereto, which such award agreements (including existing and any future equity-based award agreements, and notwithstanding any shorter period of time set forth in existing award agreements) shall provide, at a minimum, that such awards will become fully vested and exercisable as of the Termination Date following a Change in Control (with all performance-based criteria deemed met at target levels of performance) in the event that the Employee’s employment during the Term is terminated by the Company without Cause or if the Employee resigns for Good Reason and such termination takes place on or within two years after the Change in Control Date. In addition, if the Employee’s employment with the Company is terminated by the Company without Cause or if the Employee resigns for Good Reason, and such termination or resignation takes place on or within two (2) years after the Change in Control Date, then, in lieu of the COBRA Amount, and subject to any limitation imposed under applicable law and Sections 4.4(b) and 4.4(e) of this Agreement, the Company will pay the Employee a lump sum amount equal to $105,000 (the “Change in Control COBRA Amount”) that the Employee may use to procure group health plan coverage for himself and his eligible dependents or otherwise. If the Employee desires to elect COBRA continuation coverage, it shall be the sole responsibility of the Employee (and/or other family members who are qualified beneficiaries, as described in the COBRA election notice, and who desire COBRA continuation coverage) to timely elect COBRA continuation coverage and timely make all applicable premium payments therefore. The Employee acknowledges that the Change in Control COBRA Amount is taxable to the Employee and that the payment of the Change in Control COBRA Amount shall only be made to the extent that the payment of the Change in Control COBRA Amount would not result in any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the PPACA.  Should the Company be unable to pay the Change in Control COBRA Amount without triggering an excise tax under the PPACA, the Company and the Employee shall use reasonable efforts to provide a benefit to the Employee which represents the economic equivalent of the Change in Control COBRA Amount and which does not result in an excise tax on the Company under the PPACA, which benefit shall be paid in a lump sum.

(d)                                 The following terms shall have the following definitions:

(i)                                     The term “Change in Control” means the happening of any of the following:

(1)                                 any “person”, including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”), but excluding the Company, any of its Affiliates, or any employee benefit plan of the Company or any of its Affiliates) is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities;

(2)                                 the stockholders of the Company shall approve a definitive agreement and a transaction is consummated (1) for the merger or other business combination of the Company with or into another corporation if (A) a majority of the directors of the surviving corporation were not directors of the Company immediately prior to the effective date of such merger or (B) the stockholders of the Company immediately prior to the effective date of such merger own less than 60% of the combined voting power in the then outstanding securities in such surviving corporation or (2) for the sale or other disposition of all or substantially all of the assets of the Company; or

(3)                                 the purchase of 30% or more of the combined voting power of the Company’s then outstanding securities pursuant to any tender or exchange offer made by any “person”, including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Act), other than the Company, any of its Affiliates, or any employee benefit plan of the Company or any of its Affiliates.

(ii)                                  The term “Change in Control Date” means the date on which a Change in Control occurs.  Anything in this Agreement to the contrary notwithstanding, if a Change in Control occurs, and if the Employee’s employment with the Company is terminated prior to the date on which the Change in Control occurs, and if it is reasonably demonstrated by the Employee that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or in anticipation of a Change in Control, then for all purposes of this Agreement, the “Change of Control Date” shall mean the date immediately prior to the date of such termination of employment.

(iii)                               The term “Equity Plan” shall mean the Company’s Second Amended and Restated 2012 Equity Incentive Plan, as amended from time to time, and any other prior, current or future plan, program or arrangement of the Company or its Affiliates pursuant to which stock options, restricted stock, restricted stock units, performance units or other equity awards are made or outstanding.

(e)                                  In the event any payments or benefits otherwise payable to the Employee, whether or not pursuant to this Agreement, (1) constitute “parachute payments” within the meaning of Section 280G of the Code, and (2) but for this Section 4.4(e), would be subject to the excise tax imposed by Section 4999 of the Code, then such payments and benefits will be either (x) delivered in full, or (y) delivered as to such lesser extent that would result in no portion of such payments and benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent state or local excise taxes), results in the receipt by the Employee on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such payments and benefits may be taxable under Section 4999 of the Code.  Unless the Company and the Employee otherwise agree in writing, any determination required under this Section 4.4(e) will be made in writing by a nationally-recognized accounting firm selected by the Employee (the

“Accountants”), whose determination will be conclusive and binding upon the Employee and the Company for all purposes.  For purposes of making the calculations required by this Section 4.4(e), the Accountants (i) may make reasonable assumptions and approximations concerning applicable taxes, (ii) may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code, and (iii) shall take into account a “reasonable compensation” (within the meaning of Q&A-9 and Q&A-40 to Q&A 44 of the final regulations under Section 280G of the Code) analysis of the value of services provided or to be provided by the Employee, including any agreement by the Employee (if applicable) to refrain from performing services pursuant to a covenant not to compete or similar covenant applicable to the Employee that may then be in effect (including, without limitation, those contemplated by Section 5.1 of this Agreement). The Company and the Employee agree to furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this provision. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this provision.  To the extent such aggregate parachute payment amounts are required to be so reduced, the parachute payment amounts due to the Employee (but no non-parachute payment amounts) shall be reduced in the following order: (i) the parachute payments that are payable in cash shall be reduced (if necessary, to zero) with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity, valued at full value (rather than accelerated value) (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) shall be reduced in each case in reverse order beginning with payments or benefits which are to be paid the furthest in time; and (iii) all other non-cash benefits not otherwise described in clause (ii) of this Section 4.4(e) reduced last.  In applying these principles, any reduction or elimination of the Payments shall be made in a manner consistent with the requirements of Section 409A of the Code and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

4.5                               Section 409A.

(a)                                 It is intended that (i) each payment or installment of payments provided under this Agreement is a separate “payment” for purposes of Section 409A (“Section 409A”) of the Code, and (ii) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A, including those provided under Treasury Regulations 1.409A-1(b)(4) (regarding short-term deferrals), 1.409A-1(b)(9)(iii) (regarding the two-times, two (2) year exception) and 1.409A-1(b)(9)(v) (regarding reimbursements and other separation pay).  Notwithstanding anything to the contrary herein, if (i) on the date of the Employee’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)), the Employee is deemed to be a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company, as determined in accordance with the Company’s “specified employee” determination procedures, and (ii) any payments to be provided to the Employee pursuant to this Agreement which constitute “deferred compensation” for purposes of Section 409A and are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six (6) months after the date of the Employee’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or, if sooner, the date of the Employee’s death.  Any payments delayed pursuant to this Section 4.5(a) shall be made in a lump sum on the first day of the seventh month following the Employee’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or, if sooner, the date of the Employee’s death.  In addition to the foregoing provisions of this Section 4.5(a), in the event that the Change in Control that triggers payments and benefits under Section 4.4(c) does not constitute a “change in ownership,” “change in effective control,” or “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A, the payment of two years of base salary and annual cash incentive bonus under Sections 4.4(c)(ii)(x) and (y) shall be paid in pro rata installments over a two-year period in accordance with the normal payroll practices of the

Company rather than as a single lump sum and the remainder shall be paid as a lump sum in accordance with the requirements of Section 4.4(c) and this Section 4.5.

(b)                                 Notwithstanding any other provision herein to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of “deferred compensation” (as such term is defined in Section 409A and the Treasury Regulations promulgated thereunder) upon or following a termination of employment unless such termination is also a “separation from service” from the Company within the meaning of Section 409A and Section 1.409A-1(h) of the Treasury Regulations and, for purposes of any such provision of this Agreement, references to a “separation,” “termination,” “termination of employment” or like terms shall mean “separation from service.

(c)                                  Notwithstanding any other provision herein to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Section 409A and the Treasury Regulations promulgated thereunder be subject to offset by any other amount unless otherwise permitted by Section 409A of the Code.

(d)                                 Notwithstanding any other provision herein to the contrary, to the extent that any reimbursement (including expense reimbursements), fringe benefit or other, similar plan or arrangement in which the Employee participates during the Term or thereafter provides for a “deferral of compensation” within the meaning of Section 409A and the Treasury Regulations promulgated thereunder, then such reimbursements shall be made in accordance with Treasury Regulations 1.409A-3(i)(1)(iv) including; (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to any reimbursement or in-kind benefit may not be subject to liquidation or exchange for another benefit.

(e)                                  For the avoidance of doubt, any payment due under this Agreement within a period following the Employee’s termination of employment, death, disability or other event, shall be made on a date during such period as determined by the Company in its sole discretion.

(f)                                   This Agreement shall be interpreted in accordance with, and the Company and the Employee will use their best efforts to achieve timely compliance with, Section 409A and the Treasury Regulations and other interpretive guidance promulgated thereunder, including without limitation any such regulations or other guidance that may be issued after the effective date of this Agreement.  By accepting this Agreement, the Employee hereby agrees and acknowledges that the Company does not make any representations with respect to the application of Section 409A to any tax, economic or legal consequences of any payments payable to the Employee hereunder.  Further, by the acceptance of this Agreement, the Employee acknowledges that (i) the Employee has obtained independent tax advice regarding the application of Section 409A to the payments due to the Employee hereunder, (ii) the Employee retains full responsibility for the potential application of Section 409A to the tax and legal consequences of payments payable to the Employee hereunder and (iii) the Company shall not indemnify or otherwise compensate the Employee for any violation of Section 409A that my occur in connection with this Agreement.  The parties agree to cooperate in good faith to amend such documents and to take such actions as may be necessary or appropriate to comply with Section 409A of the Code.

4.6                               Retirement.  In addition to the benefits provided in Sections 4.3 and 4.4, if the Employee is eligible for Retirement as of the Termination Date, the Company shall cause (1) stock options awarded to the Employee under any Equity Plan not previously exercisable and vested to become fully vested and exercisable (and shall remain exercisable for the remainder of their scheduled term) and (2) restricted stock (including, for purposes of clarification, restricted stock units settled in shares of common stock) and performance-based vesting equity awards (including, for purposes of clarification, performance-based restricted stock units settled in shares of common stock) granted to Employee under any Equity Plan which is still subject to restrictions to become vested, payable and/or have any restrictions thereon removed, as the case may be, with respect to any performance-based vesting equity awards based on actual levels of performance for the fiscal year in which the Employee’s employment is terminated (however, with respect to awards granted before the date of this Agreement, only if the Committee shall determine that any Performance Award Gateway Metric shall have been met with respect to such fiscal year), which performance-based vesting equity awards shall be paid or settled to the Employee on the Performance Award Severance Payment Date; provided that with respect to each annual equity award granted to the Employee in the fiscal year of the Employee’s Retirement, the Employee shall be granted a prorated annual equity award (whether such awards be in the form of options, restricted stock, restricted stock units, performance restricted stock units or some other form) equal to the product of (x) the total compensation intended to be delivered to the Employee in respect of such award and (y) a fraction, the numerator of which shall equal the number of days beginning on the grant date and ending on the date of the Employee’s Retirement, and denominator of which shall equal 365.  In the event the Company did not have advance notice of the Employee’s Retirement in an applicable fiscal year before granting annual equity awards to the Employee for such fiscal year, the Company shall prorate and adjust the grant amount of each such award in accordance with the foregoing after receiving such notice.   For purposes of this Agreement, the term “Retirement” shall mean a voluntary termination of employment on or after the date the Employee has attained fifty-nine (59) years of age and has provided ten (10) years of service to the Company.

5.                                      Non-Competition, Non-Solicitation, Confidentiality and Non-Disclosure.

5.1                               Non-Competition and Non-Solicitation.  Except with the prior written consent of the Company or as directed by the Board of Directors of the Company, or in the performance of Employee’s duties to the Company in accordance with the terms hereof, Employee covenants and agrees that during the period commencing on the Effective Date and ending on the first anniversary of the Termination Date, or upon a termination of employment by the Company for Cause or resignation by the Employee without Good Reason, ending on the second anniversary of the Termination Date (the “Restricted Period”), Employee shall not engage, directly or indirectly (which includes, without limitation, owning, managing, operating, controlling, being employed by, giving financial assistance to, participating in or being connected in any material way with any person or entity), anywhere in the United States in any activities with any company which is a direct competitor of the Company and any other company that conducts any business for which the Employee is uniquely qualified to serve as a member of senior management as a result of his service to the Company, which for purposes of this Agreement shall mean the following companies: KeHe Distributors, LLC, DPI Specialty Foods, Lopari Foods, C&S Wholesale Grocers, Inc., Sysco Corporation, Performance Food Group Company and US Foods Holding Corp (or any subsidiary or Affiliated entity of the foregoing companies) with respect to (i) the Company’s activities on the date hereof and/or (ii) any activities which the Company becomes involved in during the Employee’s term of employment; provided, however, that Employee’s ownership as a passive investor of less than five percent (5%) of the issued and outstanding stock of a publicly held corporation so engaged, shall not by itself be deemed to constitute such competition. Further, during such Restricted Period Employee shall not act to induce any of the Company’s vendors, customers or employees to take action that might be disadvantageous to the Company or otherwise disturb such party’s relationship with the Company.

5.2                               Confidential Information; Ownership of Intellectual Property.

(a)                                 Obligation to Maintain Confidentiality. The Employee shall not disclose or reveal to any unauthorized person or knowingly use for the Employee’s own benefit, any trade secret or other confidential information relating to the Company, or to any of the businesses operated by it, including, without limitation, any customer lists, customer needs, price and performance information, processes, specifications, hardware, software, devices, supply sources and characteristics, business opportunities, potential business interests, marketing, promotional pricing and financing techniques, or other information relating to the business of the Company, and the Employee confirms that such information constitutes the exclusive property of the Company. Such restrictions shall not apply to information which is (i) generally available in the industry, (ii) disclosed through no fault of the Employee or (iii) required to be disclosed pursuant to applicable law or regulation or the order of a governmental or regulatory body (provided that the Company is given reasonable notice of any such required disclosure). The Employee agrees that the Employee will return to the Company upon request, but in any event upon termination of employment, any physical embodiment of any confidential information and/or any summaries containing any confidential information, in whole in part, in any media.  For the avoidance of doubt, nothing in this Agreement prohibits the Employee from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any Inspector General, or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation.  Employee does not need the prior authorization of the Company to make any such reports or disclosures, and Employee is not required to notify the Company that Employee has made such reports or disclosure.  Employee is hereby notified that the Defend Trade Secrets Act, 18 U.S.C. § 1833(b), provides:

(i)                                     IMMUNITY.  An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(ii)                                  USE OF TRADE SECRET INFORMATION IN ANTI-RETALIATION LAWSUIT.  An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

(b)                                 Ownership of Intellectual Property. If the Employee creates, invents, designs, develops, contributes to or improves any works of authorship, inventions, materials, documents or other work product or other intellectual property, either alone or in conjunction with third parties, at any time during the time that the Employee is employed by the Company (“Works”), to the extent that such Works were created, invented, designed, developed, contributed to, or improved with the use of any Company resources and/or within the scope of such employment (collectively, the “Company Works”), the Employee shall promptly and fully disclose such Company Works to the Company. Any copyrightable work falling within the definition of Company Works shall be deemed a “work made for hire” as such term is defined in 17 U.S.C. § 101. The Employee hereby (i) irrevocably assigns, transfers and conveys, to the extent permitted by applicable law, all right, title and interest in and to the Company Works on a worldwide basis (including, without limitation, rights under patent, copyright, trademark, trade secret, unfair competition and related laws) to the Company or such other entity as the Company shall designate, to the extent ownership of any such rights does not automatically vest in the Company under applicable law, and (ii) waives any moral rights therein to the fullest extent permitted under applicable law. The Employee agrees not to use any Company Works for the Employee’s personal benefit, the benefit of a competitor, or for the benefit of any person or entity other than the Company or its Affiliates. The Employee agrees to execute any further documents and take any further reasonable actions requested by the Company to assist it in validating, effectuating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of its rights hereunder, all at the Company’s sole expense.

(c)                                  Assignment of Inventions. The Employee will and hereby does assign and transfer to the Company the Employee’s entire right, title and interest in and to all Inventions (defined to mean inventions, ideas, improvements, discoveries, trade secrets, processes, data, programs, knowledge, know-how, designs, techniques, formulas, test data, computer code, other works of authorship and designs whether or not patentable, copyrightable or otherwise protected by law, and whether or not reduced to practice, made, learned or conceived of or prepared by the  Employee, either alone or jointly with others) during the period of the Employee’s employment with the Company which relate in any manner at the time of conception or reduction to practice to the business of the Company or actual or demonstrably anticipated research or development by the Company, or result from or are suggested by any task assigned to the Employee or any work performed by the Employee for or on behalf of the Company, or invented using Company materials, information, or any of the Company’s customers’ materials or information.  The Employee agrees that all such Inventions shall be the sole and exclusive property of the Company and its assigns, and the Company and  its  assigns shall  be  the  sole  owners  of  all  Inventions and  any  and  all  patents, copyrights  and  other  proprietary  rights  related  thereto.  If the Employee has any right or rights to Inventions that cannot be assigned to the Company or waived by the Employee, the Employee unconditionally grants to the Company during the term of such rights, a non-exclusive, irrevocable, perpetual, worldwide, fully paid and royalty-free license, with rights to sublicense through multiple levels of sublicenses, to use, reproduce, publish, create derivative works of, market, advertise, distribute, sell, publicly perform and publicly display and otherwise exploit by all means now known or later developed, such Inventions.

(d)                                 Disclosure of Inventions; Patents. The Employee agrees that in connection with any Invention: (i) the Employee will disclose such Invention promptly in writing to the Employee’s immediate supervisor at the Company, with a copy to the Company’s then acting General Counsel in order to permit the Company to claim rights to which they may be entitled under this Agreement, and such disclosure shall be received in confidence by the Company; and (ii) the Employee will, at the Company’s request, promptly execute a written assignment of title  to  the  Company  for  any  Invention required  to  be  assigned  as set forth above (“Assignable Invention”) and the Employee will preserve any such Assignable Invention as confidential information of the Company.

(e)                                  Prior Inventions. It is understood that all Inventions, if any, patented or unpatented, which are made by the Employee prior to the Employee’s employment by the Company, are excluded from the scope of this Agreement.

(f)                                   Further Cooperation.  The Employee shall, upon request of the Company, but at no expense to the Employee, at any time during or after employment by the Company, sign all instruments and documents and cooperate in such other acts reasonably required to protect rights to the ideas, discoveries, inventions, improvements and knowledge referred to in this Section 5.2, including applying for, obtaining and enforcing patents or copyrights thereon in any and all countries.

5.3                               Enforcement. The Employee recognizes that the possible restrictions on the Employee’s activities which may occur as a result of the Employee’s performance of the Employee’s obligations under Sections 5.1 and 5.2 of this Agreement are required for the reasonable protection of the Company and its investments, and the Employee expressly acknowledges that such restrictions are fair and reasonable for that purpose.  The Employee acknowledges that money damages would not be an adequate or sufficient remedy for any breach of Sections 5.1 and 5.2, and that in the event of a breach or threatened breach of Sections 5.1 or 5.2, the Company, in addition to other rights and remedies existing in its favor, shall be entitled, as a matter of right, to injunctive relief, including specific performance, from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions of Sections 5.1 or 5.2. The terms of this Section 5.3 shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Employee.  If any of the provisions of this Agreement are held to be in any respect an unreasonable restriction upon Employee then they shall be deemed to extend only over the maximum period of time, geographic area, and/or range of activities as to which they may be enforceable.  The Employee expressly agrees that all payments and benefits due the Employee under this Agreement shall be subject to the Employee’s compliance with the provisions set forth in Sections 5.1 and 5.2.

5.4                               Investigations. During the Restricted Period, upon reasonable request of the Company, the Employee shall cooperate in any internal or external investigation, litigation or any dispute relating to any matter in which he or she was involved during his or her employment with the Company; provided, however, that the Employee shall not be obligated to spend time and/or travel in connection with such cooperation to the extent that it would unreasonably interfere with the Employee’s other commitments and obligations. The Company shall reimburse the Employee for all expenses the Employee reasonably incurs in so cooperating.

5.5                               Notice of New Employment. Before accepting employment with any other person, organization or entity while employed by the Company and during the Restricted Period, the Employee will inform such person, organization or entity of the restrictions contained in this Section 5. The Employee further consents to notification by the Company to Employee’s subsequent employer or other third party of Employee’s obligations under this Agreement.

6.                                      Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile with confirmation of transmission by the transmitting equipment, (c) received by the addressee, if sent by certified mail, return receipt requested, or (d) received by the addressee, if sent by a nationally recognized overnight delivery service, return receipt requested, in the case of Employee, to the address or facsimile number set forth on the signature page hereto, and in the case of the Company, to the address or facsimile number set forth below (or in either case to such other addresses or facsimile numbers as a party may designate by notice to the other parties):

If to the Company, to:

United Natural Foods, Inc.
313 Iron Horse Way
Providence, Rhode Island 02908
Attention: Board of Directors
Fax No.: (401) 278-1896

with a copy to:

United Natural Foods, Inc.
313 Iron Horse Way
Providence, Rhode Island 02908
Attention: Jill E. Sutton, General Counsel and Corporate Secretary

If to the Employee, to:

To his address on record with the Company

with a copy to:

Sullivan & Cromwell, LLP
125 Broad Street
New York, NY 10004
Attention:  Marc Trevino
Fax No.:  (212) 291-9157

7.                                      Waiver of Breach. The waiver by any party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any other party. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by any party hereto to assert any rights hereunder on any occasion or series of occasions.

8.                                      Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon their successors and assigns. The Company may assign its rights and obligations under this Agreement to any Affiliate of the Company. “Affiliate” shall mean any entity which controls, is controlled by, or is under common control with another entity. The Employee acknowledges that the services to be rendered by him are unique and personal, and the Employee may not assign any of his rights or delegate any of his duties or obligations under this Agreement.

9.                                      Entire Agreement; Amendment. This Agreement contains the entire agreement of the parties relating to the subject matter herein and supersedes in full and in all respects any prior oral or written agreement, arrangement or understanding between the parties with respect to the Employee’s employment with the Company, including without limitation, the Amended and Restated Change in Control Agreement by and between the Company and the Employee, effective as of December 16, 2016, and the Amended and Restated Severance Agreement by and between the Company and the Employee, effective as of December 16, 2016. This Agreement may not be amended or changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

10.                               Controlling Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

11.                               Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

12.                               No Set-Off by the Employee.  The existence of any claim, demand, action or cause of action by the Employee against the Company whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of its rights hereunder.

13.                               Survival.  The obligations of the parties pursuant to Sections 4.2, 4.3, 4.4, 4.5, 5.1, 5.2, 5.3, 6, 8, 9, 10, 11, 13, 14 and 15, as applicable, shall survive the termination of the Employee’s employment hereunder for the period designated under each of those respective sections.

14.                               Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances will be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, will not be affected thereby, and each provision hereof will be validated and will be enforced to the fullest extent permitted by law.

15.                               Headings. The sections, subjects and headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

[signature page to follow]

IN WITNESS WHEREOF, the parties have hereto executed this Agreement as of the day and year first written above.

EMPLOYEE:

/s/ Sean F. Griffin

Sean F. Griffin

Address and Facsimile Number for Notice:

313 Iron Horse Way
Providence, RI
02908
Fax No.:

COMPANY:

UNITED NATURAL FOODS, INC.

By:	/s/ Jill E. Sutton
	Name:	Jill E. Sutton
	Title:	Chief Legal Officer, General Counsel

[Signature Page to Employment Agreement]